Exhibit 99.2

CHP 2021 Valuation Webinar Script

March 30, 2022, 1:00 p.m. ET

Colleen:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. Before we begin, please note that statements made during this call will include forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, future financial performance, and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information discussed today is a point-in-time estimate based on numerous inputs and data that vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 30, 2022, at 1:00 p.m. I will now turn the call over to CNL Healthcare Properties’ President and CEO - Mr. Steve Mauldin.

Welcome/Agenda - Slide 6

Steve:	Thank you Colleen. Good afternoon and thank you for joining us today as we review details related to our annual net asset valuation process. Joining me on today’s call are Ixchell Duarte, the company’s chief financial officer and treasurer, and John Starr, the company’s chief operating officer.

Last week, we announced $7.37 per share as the estimated net asset valuation (or “N-A-V”; or “NAV”) as of year-end 12/31/2021, which is essentially unchanged from our previous year-end 2020 NAV of $7.38 per share. John will review the finer points of the NAV process and result in a few minutes, but I’d like to spend a few minutes highlighting the year that was 2021 for the company.

Business Updates - Slide 7

Steve:	As we entered 2021, we, like much of the country, were holding out hope that the worst of the COVID-19 pandemic was behind us so that we could again redirect the vast majority of our efforts to exploring and executing on strategic opportunities to provide further liquidity to shareholders. However, as you know, much of 2021 was punctuated by continuing COVID waves and a significant amount of our attention and energy were focused again on virus prevention and containment efforts and actively managing the operations in our 71 seniors housing communities. Over the year, we continued to gain measurable insights into our properties’ operational performance under what continued to be highly strained and highly variable conditions. And, along with our operators, we effectively dealt with the very high levels of uncertainty that existed earlier in the pandemic.

The economic impact of the pandemic; ongoing staffing and staffing cost challenges; plus, other magnified inflationary cost pressures persisted throughout 2021 and continued to dampen the recovery momentum of the seniors housing segment and our portfolio’s operating performance. On a positive note, we began experiencing quantifiable improvement in occupancy throughout the year, yet property cash flows and recovery momentum became more choppy courtesy of the Delta and Omicron variants. Notwithstanding certain headwinds we made great strides in 2021 to dispose of our residual non-seniors housing assets, positioning the company further as a fully seniors housing centric enterprise. In January of this year, we simplified things even further by opportunistically acquiring the minority interest of our joint venture partner in five seniors housing communities we previously owned with them in Iowa. These properties are now fully owned by CNL Healthcare Properties.

Despite the operational impacts on our business, we were very pleased and proud to maintain our pre-pandemic shareholder distribution rate for both years - 2020 and 2021 - reflecting the company’s continued strong financial condition, liquidity and financial flexibility.

We again maintained a strong balance sheet throughout last year, and in October 2021, very successfully refinanced approximately $238.0 million in debt obligations, using corporate credit facilities and cash on hand to do so. Throughout 2021, we continued to lower our debt level and at year end, our total debt-to-asset ratio was what we would consider a very conservative 31.8%, based on in-place investment value. And our unhedged floating interest rate exposure remained very low at 6.7% of total outstanding debt.

Last week, our board of directors approved an adjusted first quarter 2022 cash distribution of $0.0256 per share, which is a 50% reduction from the prior quarter’s distribution and the distribution throughout the pandemic years of both 2020 and 2021. The reduction is the direct result of various environmental factors including: (i) persistent COVID-19 impact on industry performance - most recently experienced with the Omicron wave that arrived in late-2021; (ii) magnified and real-time inflation levels and concerns that we are all experiencing in our daily lives; (iii) volatility in the credit and capital market; plus, (iv) the overarching geopolitical and broader market concerns stemming from the troubling Eastern European conflict. As the board has done throughout and you’ve come to expect, the company and board will continue to carefully assess its cash flow and operating income prospects, liquidity and balance sheet health, plus our progress toward our strategic alternatives objectives as we think about future quarterly distribution levels. Therefore, we can provide no assurances about future distributions.

Overall, I’d tell you, we remain confident that the company is financially well-positioned, especially when considering our low debt level and liquidity position. Last year and principally based on the continued pandemic-related priorities I mentioned earlier, we were naturally forced to shift much of our focus from pursuing larger strategic initiatives to provide further liquidity to our shareholders. However, we and our board - and our board’s independent special committee along with our independent financial advisor - continue to actively and carefully study market opportunities and potential options to identify and execute potential liquidity alternatives that are judged to be in our shareholders’ best interests.

Portfolio by the Numbers - Slide 8

Steve:	As of today, our portfolio is made up of 73 assets in 26 states. 71 of those assets are comparatively newer seniors housing communities, with an average effective age of about 12 and a half years old.

Based on investment value, our seniors housing communities represent approximately 98.3% of our holdings comprised principally of needs-based, private-pay assisted living communities, including assisted living with memory care services and independent living units. Outside of our seniors housing portfolio, we currently own one specialty hospital in Texas that is presently under contract to be sold; plus one vacant parcel of land that abuts one of our operating seniors communities in New Mexico.

NAV history slide - Slide 9

Steve:	Contextually we are encouraged by the quality, resilience and stability of our portfolio, which is reflected by the overall and recently updated appraised value of our collection of assets. That, coupled with our continued low debt level and solid liquidity position as a company, has allowed us to remain financially strong through what continues to be a dynamic operating and economic environment - especially dynamic for the seniors housing space.

Like we have done since 2018 when we first publicly announced our intention to pursue liquidity strategies, the most recent NAV reflects a deduction for our current projection of approximate property-level transaction or closing costs in our attempt to reflect a version of a “net” estimated value per share for shareholders.

The “net” $7.37 estimated NAV per share as of Dec. 31, 2021, is a one cent ($0.01) per share decrease compared to last year’s NAV and is due in part to a slight decline in balance sheet assets, partially offset by lower estimated transaction costs.

Finally, consistent with years’ past, we continue to closely follow the Investment Program Association (or “IPA”) industry guidelines for our annual net asset valuation exercise. The IPA is the leading national industry trade association for the direct investment industry. As a reminder, our estimated NAV is a snapshot in time - like any appraisal process - and is not meant to be indicative of value the company or our shareholders should expect to receive now, or in the future.

While we will not be hosting a question and answer session at the end of today’s call principally due to the fact we remain engaged in discussions, CNL’s shareholder services and capital markets team members stand ready to assist you further with any questions regarding potential strategic alternative.

I would now like to turn the call over to John Starr, our chief operating officer, to take us through our annual valuation process in greater detail.

Estimated NAV - Slide 10

John:	Thank you, Steve. To assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, the company again engaged Robert A. Stanger & Co., an independent third-party valuation firm for a fourth year, to provide a valuation analysis of our real estate and balance sheet and to help establish the new estimated NAV per share as of calendar year end 2021.

In their analysis, Stanger conducted individual property appraisals for all properties except the one sale property that is under contract and provided a range of values by decreasing and increasing cap rates 25 basis points. This resulted in a valuation range of $6.99 to $7.78 for the estimated NAV per share. In addition, for the appraised properties, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing cap rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and certain guidelines set forth by the IPA, except for the inclusion of estimated transaction costs. As Steve mentioned, we again deducted the estimated transaction costs which presume a hypothetical orderly liquidation of the company’s assets.

As previously mentioned, we have done this since we announced our pursuit of strategic alternatives in 2018.

Methodology & Assumptions - Slide 11

John:	For the purpose of the valuation analysis, Stanger classified the properties into two categories: The first was the appraised properties, which had an aggregate estimated value of approximately $1.88 billion, which is an increase of approximately $10.6 million compared to the same properties for the prior year. This year’s appraised properties included 71 seniors housing properties and one parcel of land - for a total of 72 assets. The second property classification was sale property, which included one acute care facility that is under a sale agreement and was valued based on the purchase price of $8.5 million.

For 71 of the appraised properties Stanger used an income approach to valuation that included a discounted cash flow (DCF) analysis and a direct capitalization analysis. For the one parcel of land, the sales comp approach was used. The DCF analysis was applied to property revenues and expenses, including estimated expenses related to the COVID-19 pandemic. Given the impact of the pandemic on the senior housing industry and markets, Stanger relied solely on DCF analyses to determine the appraised value of the 56 properties managed under third-party agreements. The value of these properties increased due to higher projected cash flows, while time to reach occupancy stabilization targets remained materially unchanged. For the triple net lease properties, the direct capitalization analysis was performed by applying a market cap rate to the forward-year net operating income. Notwithstanding, two of our triple net lease properties utilized DCF analyses instead of direct cap due to lease coverage.

We experienced a marginal increase in the aggregate appraised value of these assets due primarily to improved property projections at our managed assets, partially offset by lower appraised values at our triple net lease assets. Each appraised property’s value was adjusted, as applicable, for deferred maintenance or capital needs, and surplus land. The resulting value was adjusted for our ownership interest and any third-party promoted interest as appropriate.

The appraised properties excluded any portfolio premium in accordance with our valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

Methodology & Assumptions - Slide 12

John:	The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2021. The company utilized a discounted cash flow approach whereby the company’s contractual debt payments, were discounted to present value at an interest rate the company deemed appropriate and reflective of the current market interest rates, as of the valuation date, for debt instruments with similar collateral, anticipated duration and pre-payment terms. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the values derived from our audited balance sheet for the year ended December 31, 2021.

Discount and Capitalization Rates Summary - Slide 13

John:	As previously mentioned, Stanger used both a direct capitalization and discounted cash flow approach to valuation. Generally, terminal cap rates applied to the DCF approach were approximately 6 bps higher than the prior year, while discount rates increased approximately 13 bps from last year. In selecting the discount rate, Stanger considered, estimated target rates of return for buyers of similar properties with consideration given to unique property-related factors, location and age.

For our managed properties, discount rates ranged from 6.75% to 9.00%, with a weighted average of 8.05% and terminal cap rates ranged from 5.75% to 7.75%, with a weighted average of 6.97%. For the direct capitalization rates utilized in our triple net leased portfolio, Stanger considered, among other factors, prevailing cap rates for the property’s location, age and condition, the property’s operating trends and, lease coverage ratios.

Our triple net leased properties used a direct cap range of 6.75% to 7.25% with a weighted average rate of 7.07%. The discount rate range was 9.75% to 10.50% with a weighted average of 10.18%, with a terminal cap rate range of 8.75% to 9.50% with a weighted average of 9.18%.

8-K Sensitivity - Slide 14

John:	As changes to the key assumptions to arrive at the estimated NAV per share could have a significant effect on the value of our real estate assets, a sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the effect of a 5% increase or decrease to the discount rates, direct capitalization, terminal cap rates and land price per square foot. This sensitivity analysis shows that 5% higher assumed rates would decrease the midpoint NAV by $0.56 per share, while 5% lower assumed rates would increase the midpoint NAV by $0.62 per share.

Valuation Range - Slide 15

John:	Stanger also provided a valuation range for the appraised properties’ real estate values by varying the discount rate, direct and terminal capitalization rates by 25 basis points in either direction. The lower end of the capitalization rates and discount rate along with the upper end of price per square foot for the land parcel has a positive $0.41 impact on NAV per share. Conversely, the reverse has a negative $0.38 impact on NAV per share. This results in a NAV per share valuation range of $6.99 to $7.78 with a midpoint value of $7.37.

I would now like to turn the call over to Ixchell Duarte, our chief financial officer and treasurer to summarize the results of our valuation work and describe other company matters.

Estimated NAV Per Share Build-Up - Slide16

Ixchell:	Thank you John. As John mentioned, the resulting valuation range for the company’s estimated NAV on a per share basis was $6.99 to $7.78 per share, which included a deduction of $0.14 per share for estimated transaction costs assuming a hypothetical orderly sale of the company’s assets. Our board of directors approved $7.37 as the estimated NAV per share based on a total net asset value of approximately $1.30 billion which consisted of $1.85 billion in net consolidated real estate value plus $89.5 million in cash, other assets and our equity interest in an unconsolidated subsidiary, offset by approximately $593.4 million in debt, $37.0 million in accounts payable, other liabilities and non-controlling interests, as well as approximately $23.9 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.96 million outstanding shares, which excluded the advisor’s restricted shares, and arrived at an estimated NAV per share of $7.37. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

What’s Next - Slide 17

Ixchell:	As of December 31, 2021, we had liquidity of $67.3 million, consisting of cash on hand and availability under our revolving credit facility, and were well-positioned to manage our debt maturities of $45.7 million coming due during 2022. We remain focused on maintaining strong liquidity and financial flexibility and on managing our portfolio of 73 assets.

We intend to post this presentation on our website at cnlhealthcareproperties.com for your reference. We also invite you to review our Form 8-K filed on March 22, 2022, which has additional details about our estimated net asset value and our valuation process.

Now I’d like to turn it back over to Steve for closing remarks.

Closing - Slide 18

Steve:	Thank you Ixchell.

And as I mentioned at the start of today’s call, persistent pandemic and economic headwinds, along with new(er) found economic environment and inflationary challenges, continue to delay potential strategic initiative outcomes; however, I can assure you that our management team, board and its special committee along with our financial advisor KeyBanc Capital Markets remain focused and undeterred in this endeavor. We also continue our consistent focus on maximizing our assets’ operational performance in the face of an inflationary and variable environment. In the meantime, and as Ixchell stated, a corporate focus will continue to be the maintenance of our current and forward-looking operating, liquidity and financial flexibility.

On behalf of everyone here at CNL, I’d like to thank you for your continued confidence in CNL Healthcare Properties and for joining us for today’s valuation webinar. This concludes today’s call. Thank you.

END